Exhibit 99.1

        Aspen Technology Names Don Casey to Board of Directors


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 6, 2004--

    Casey brings 37 years of IT management and consulting experience from companies such as IBM, Apple Computer, Wang and Lotus
    Development Corporation

    Aspen Technology, Inc. (Nasdaq: AZPN) today announced it has named Don Casey to its Board of Directors, effective as of last week's April 28th board meeting. Mr. Casey has been elected by the Board to serve out the remaining two-year term of Doug Brown, who has resigned his position to focus on his role as CEO of Ionics, Inc. The appointment of Mr. Casey fulfills the final Board seat that Advent International is entitled to designate as part of its $100 million private equity transaction in AspenTech, which closed in August 2003. Advent has nominated four of AspenTech's nine current directors.
    Mr. Casey has enjoyed an impressive career at several of the industry's largest computer hardware and software companies. He began his career at IBM, holding several senior management positions during his 21 years with the company, including Vice President of Communications Software and Communications Hardware. After leaving IBM, he became Vice President of Networking and Multimedia for Apple Computer, Inc., where he was responsible for Apple's connectivity and multimedia architecture and products.
    Mr. Casey then left Apple to become Vice President of Lotus Development Corporation's spreadsheet division and was responsible for 800 employees and more than 80 percent of Lotus' revenues. In 1991, he became President and Chief Technology Officer for Wang Global and led one of the most successful turnarounds in the history of the IT industry. Casey helped to transform Wang from a troubled hardware company with $750 million in revenues, to a $3.5 billion software and services company with more than 20,000 employees. Over the past four years, he has run his own consulting business and has served as President and Chief Operating Officer of Exodus Communications.
    "I would like to thank Doug Brown for his more than eighteen years of service to AspenTech on our Board of Directors," said David McQuillin, President and CEO of AspenTech. "As we look to maintain our leadership position in the process industries and profitably grow our business, we are pleased to welcome someone as seasoned as Don Casey to our Board. His experience and track record speak for themselves and we believe he will provide valuable counsel as we seek to capitalize on the emerging Enterprise Operations Management market."
    Stephen Jennings will replace Doug Brown as Chair of the Compensation Committee.

    About AspenTech

    Aspen Technology, Inc. provides industry-leading software and implementation services that enable process companies to increase efficiency and profitability. AspenTech's engineering product line is used to design and improve plants and processes, maximizing returns throughout an asset's operating life. Its manufacturing/supply chain product line allows companies to increase margins in their plants and supply chains, by managing customer demand, optimizing production, and streamlining the delivery of finished products. These two offerings are combined to create solutions for enterprise operations management
(EOM), integrated enterprise-wide systems that provide process manufacturers with the capability to dramatically improve their operating performance. Over 1,500 leading companies already rely on AspenTech's software, including Aventis, Bayer, BASF, BP, ChevronTexaco, Dow Chemical, DuPont, ExxonMobil, Fluor, GlaxoSmithKline, Shell, and Total. For more information, visit www.aspentech.com.


    CONTACT: Aspen Technology
             Joshua Young, 617-949-1274